Exhibit 99.1

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS SELECT PRELIMINARY FISCAL 2020 SECOND QUARTER RESULTS

Company to Release Full 2020 Second Quarter Results on April 28, 2020

ARLINGTON, Texas (Business Wire) - April 7, 2020

Select Fiscal 2020 Second Quarter Results - comparisons to the prior year quarter
•Homes closed increased 8% to 14,539 homes and 10% in value to $4.4 billion
•Net sales orders increased 20% to 20,087 homes and 22% in value to $6.0 billion
Select March 2020 Results - comparisons to the prior year month
•Homes closed increased 6% to 6,677 homes and 8% in value to $2.0 billion
•Net sales orders increased 6% to 6,491 homes and 5% in value to $1.9 billion
Select Fiscal Year-to-Date Results - comparisons to the prior year period
•Homes closed increased 10% to 27,498 homes and 11% in value to $8.2 billion
•Net sales orders increased 19% to 33,213 homes and 22% in value to $10.0 billion
•Sales order backlog increased 14% to 19,328 homes and 18% in value to $5.9 billion
•Homes in inventory totaled 33,400 homes at March 31, 2020
•Homebuilding liquidity of $2.0 billion at March 31, 2020
•The Company has withdrawn its fiscal 2020 guidance due to uncertainty caused by the COVID-19 pandemic

D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported select preliminary results for the quarter and six months ended March 31, 2020, in addition to select preliminary results for the month of March 2020.

The Company’s homes closed in the second quarter of fiscal 2020 increased 8% to 14,539 homes compared to 13,480 homes in the same quarter of fiscal 2019. Home sales revenue for the quarter increased 10% to $4.4 billion from $4.0 billion in the same quarter of fiscal 2019. Homes closed in March 2020 increased 6% to 6,677 homes compared to 6,272 homes in March 2019. Homes closed in the first six months of fiscal 2020 increased 10% to 27,498 homes compared to 24,980 homes closed in the same period of fiscal 2019.

Gross sales orders for the second quarter ended March 31, 2020 were 24,657 homes compared to 20,701 homes in the prior year quarter. Cancellations in the second quarter were 4,570 homes compared to 3,896 homes in the prior year quarter, resulting in a cancellation rate of 19% in both periods. Net sales orders for the second quarter increased 20% to 20,087 homes from 16,805 homes in the prior year quarter, and the value of net sales orders increased 22% to $6.0 billion from $4.9 billion.

Gross sales orders for the month of March 2020 increased 14% to 8,511 homes compared to 7,495 homes in March 2019. Cancellations in March 2020 were 2,020 homes compared to 1,368 homes in the prior year month, resulting in a cancellation rate of 24% compared to 18% in the prior year month. Net sales orders in March 2020 increased 6% to 6,491 homes from 6,127 homes in March 2019, and the value of net sales orders increased 5% to $1.9 billion from $1.8 billion.

Gross sales orders for the first six months of fiscal 2020 were 40,990 homes compared to 35,229 homes in the same period of fiscal 2019. Cancellations during the first six months of the year were 7,777 homes compared to 7,382 homes in the same period last year, resulting in a cancellation rate of 19% compared to 21% in the prior year period. Net sales orders for the six-month period increased 19% to 33,213 homes from 27,847 homes in the same period of fiscal 2019, and the value of net sales orders increased 22% to $10.0 billion from $8.2 billion.

The Company's sales order backlog of homes under contract at March 31, 2020 increased 14% to 19,328 homes and 18% in value to $5.9 billion compared to 16,890 homes and $5.0 billion at March 31, 2019.

At March 31, 2020, the Company had 33,400 homes in inventory, of which 16,700 were unsold. 4,700 of the company’s unsold homes at March 31, 2020 were completed.

The Company ended the second quarter with $1.0 billion of unrestricted homebuilding cash and $1.0 billion of available capacity on its $1.6 billion revolving credit facility for total homebuilding liquidity of $2.0 billion. Homebuilding debt at March 31, 2020 totaled $2.5 billion, with $400 million of senior note maturities in the next twelve months.

COVID-19
The Company’s results of operations can be affected by changes in economic conditions that negatively impact the housing and financial services markets. Economic fundamentals remained solid in the housing market throughout most of the second quarter of fiscal 2020, as interest rates on mortgage loans remained low, demand was strong and there was a limited supply of homes at affordable prices across most of the Company’s markets. During the latter part of March and into April, the impacts of the COVID-19 pandemic (COVID-19) and the related widespread reductions in economic activity began to adversely affect the Company’s business operations and the demand for its homes. The Company has experienced increases in sales cancellations and decreases in sales orders in late March and early April, compared to the weeks leading up to the pandemic.

There is uncertainty regarding the extent and timing of disruption that COVID-19 and related government directives, actions and economic relief efforts will have on the U.S. economy, capital markets, secondary mortgage markets, consumer confidence, demand for the Company’s homes and availability of mortgage loans to homebuyers. The extent to which this impacts the Company’s operational and financial performance will depend on future developments, including the duration and spread of COVID-19 and the impact on D.R. Horton’s customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

In almost all municipalities across the U.S. where social distancing and other restrictions have been issued, residential construction and financial services have been designated as essential businesses as part of critical infrastructure. D.R. Horton has continued its homebuilding and financial services operations in those markets where allowed and has implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company believes it is well positioned to operate in this uncertain environment, with experienced operating teams, low leverage and a strong liquidity position. The Company intends to maintain its flexible operational and financial position by generating strong cash flows from its homebuilding operations, limiting land acquisition and land development spending and adjusting its product offerings, incentives, home pricing, sales pace and inventory levels to optimize the return on its inventory investments in each of its communities based on local housing market conditions.

Guidance
Due to the current uncertainty in the U.S. economy and the Company's business operations resulting from COVID-19, the Company has withdrawn its previously issued fiscal 2020 guidance.

Dividends and Share Repurchases
During the second quarter of fiscal 2020, the Company paid cash dividends of $64.1 million and repurchased 4.0 million shares of common stock for $197.3 million. The Company’s remaining stock repurchase authorization at March 31, 2020 was $535.3 million. The authorization has no expiration date.

Supplemental Data
Select updated supplemental data including brand stratification and changes in average active selling communities by region is posted under the presentations section of our investor relations site at investor.drhorton.com. Additional supplemental data will be posted to the site after our earnings call on April 28, 2020.

Conference Call and Webcast Details
The Company will release full financial results for its second quarter and six months ended March 31, 2020 on April 28, 2020 before the market opens. The Company will host a conference call that morning at 8:30 a.m. Eastern Time. In addition to discussing its quarterly results on the call, the Company plans to provide an update on trends to-date in April. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at investor.drhorton.com.

About D.R. Horton, Inc.
D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States since 2002. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 89 markets in 29 states across the United States and closed 59,493 homes in the twelve-month period ended March 31, 2020. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing, title services and insurance agency services for homebuyers through its mortgage, title and insurance subsidiaries.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include all commentary in the COVID-19 section.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the impact of COVID-19 on the economy; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; constriction of the credit and public capital markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; our ability to effect our growth strategies, acquisitions or investments successfully; the impact of an inflationary, deflationary or higher interest rate environment; home warranty and construction defect claims; the effects of health and safety incidents; the effects of negative publicity; supply shortages and other risks of acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding and land development operations; the effects of governmental regulations on our financial services operations; our ability to manage and service our debt and comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; the effects of the loss of key personnel; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and subsequent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission (SEC).

Contact
D.R. Horton, Inc.
Jessica Hansen, 817-390-8200
Vice President of Investor Relations
InvestorRelations@drhorton.com

D.R. HORTON, INC. AND SUBSIDIARIES
($s in millions)

NET SALES ORDERS
	Three Months Ended March 31,				Six Months Ended March 31,
	2020		2019		2020		2019
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	2,749	$803.8	2,426	$693.1	4,590	$1,350.5	3,996	$1,138.0
Midwest	1,426	506.4	1,036	361.3	2,140	761.7	1,568	558.2
Southeast	6,016	1,634.9	5,605	1,488.4	10,390	2,826.7	9,221	2,451.7
South Central	6,139	1,569.0	4,779	1,203.2	9,914	2,533.2	8,174	2,059.0
Southwest	942	267.6	797	206.2	1,609	467.3	1,327	341.1
West	2,815	1,239.2	2,162	989.8	4,570	2,031.2	3,561	1,619.2
	20,087	$6,020.9	16,805	$4,942.0	33,213	$9,970.6	27,847	$8,167.2

HOMES CLOSED
	Three Months Ended March 31,				Six Months Ended March 31,
	2020		2019		2020		2019
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,983	$579.5	1,791	$518.0	3,781	$1,099.9	3,349	$963.9
Midwest	877	308.7	701	246.4	1,690	590.9	1,372	491.2
Southeast	4,831	1,315.4	4,527	1,196.1	9,062	2,464.7	8,310	2,209.5
South Central	4,167	1,057.2	3,942	986.9	7,947	2,015.2	7,420	1,859.3
Southwest	680	199.7	681	173.2	1,343	395.7	1,242	316.8
West	2,001	902.8	1,838	859.9	3,675	1,660.2	3,287	1,550.5
	14,539	$4,363.3	13,480	$3,980.5	27,498	$8,226.6	24,980	$7,391.2

SALES ORDER BACKLOG
	As of March 31,
	2020		2019
	Homes	Value	Homes	Value
East	2,725	$826.7	2,550	$744.1
Midwest	1,513	535.6	1,228	417.7
Southeast	5,605	1,581.5	5,132	1,414.5
South Central	6,133	1,602.0	5,246	1,351.5
Southwest	1,081	313.2	1,013	275.9
West	2,271	1,025.2	1,721	794.0
	19,328	$5,884.2	16,890	$4,997.7

D.R. HORTON, INC. AND SUBSIDIARIES

HOMES IN INVENTORY
	As of March 31,
	2020	2019
East	4,600	4,700
Midwest	2,300	2,100
Southeast	10,300	9,700
South Central	10,200	9,400
Southwest	1,500	1,700
West	4,500	4,500
	33,400	32,100